Exhibit 99.1

Hepion Pharmaceuticals Receives FDA Authorization to Proceed with IND Opening Study of CRV431 for NASH

EDISON, N.J., July 29, 2019 - Hepion Pharmaceuticals, Inc. (NASDAQ:HEPA), a biopharmaceutical company focused on the development of therapeutic drugs for the treatment of liver disease arising from non-alcoholic steatohepatitis (“NASH”) and chronic viral infection, today announced that the U.S. Food and Drug Administration (“FDA”) has reviewed its Investigational New Drug (“IND”) application for CRV431 for the treatment of NASH and has authorized that the Company proceed with its planned IND opening study. This IND for NASH is in addition to the Company’s current open IND for hepatitis B virus (“HBV”).

“We are delighted that the FDA has cleared our IND and we are excited to commence clinical trials of CRV431 for NASH, an increasingly prevalent disease for which there are currently no approved therapies,” commented Dr. Robert Foster, the Company’s CEO. “Based on the preclinical and clinical studies we’ve conducted, CRV431’s anti-fibrotic and anti-inflammatory properties demonstrate its significant potential as a novel therapy for NASH, and more broadly, for liver disease.”

“This is an important milestone that allows us to continue with CRV431’s clinical development for NASH in addition to HBV. We look forward to commencing our IND opening study this year, which will assess CRV431 in patients with varying degrees of hepatic impairment.”

Hepion’s planned IND opening study, entitled “An Open-Label Single-Dose Study to Investigate the Effect of Hepatic Impairment on the Pharmacokinetics of CRV431,” will enroll 24 patients consisting of eight with mild, eight with moderate, and eight with severe hepatic impairment, based on established Child-Pugh scores. Up to an additional 24 healthy subjects will serve as the control group. The objective of the IND opening study and proposed clinical development program is to characterize the safety, tolerability and pharmacokinetics of CRV431 monotherapy in patients with liver disease to establish dose ranges for patients with differing degrees of NASH.

About Hepion Pharmaceuticals

Hepion Pharmaceuticals is a clinical stage biopharmaceutical company focused on the development of targeted therapies for liver disease arising from non-alcoholic steatohepatitis (NASH) and chronic hepatitis virus infection (HBV, HCV, HDV). The Company’s lead drug candidate, CRV431, reduces liver fibrosis and hepatocellular carcinoma tumor burden in experimental models of NASH. Preclinical studies also have demonstrated antiviral activities towards HBV, HCV, and HDV through several mechanisms. These diverse therapeutic activities result from CRV431’s potent inhibition of cyclophilin enzymes, which are involved in many disease processes. Currently in clinical phase development, CRV431 shows potential to play an important role in the overall treatment of liver disease - from triggering events through to end-stage disease.

Forward Looking Statements

Certain statements in this press release are forward-looking within the meaning of the Private Securities Litigation Reform Act of 1995.  These statements may be identified by the use of forward-looking words such as “anticipate,” “believe,” “forecast,” “estimated,” and “intend,” among others. These forward-looking statements are based on Hepion Pharmaceuticals’ current expectations and actual results could differ materially.  There are a number of factors that could cause actual events to differ materially from those indicated by such forward-looking statements. These factors include, but are not limited to, substantial competition; our ability to continue as a going concern; our need for additional financing; uncertainties of patent protection and litigation; uncertainties with respect to lengthy and expensive clinical trials, that results of earlier studies and trials may not be predictive of future trial results; uncertainties of government or third party payer reimbursement; limited sales and marketing efforts and dependence upon third parties; and risks related to failure to obtain FDA clearances or approvals and noncompliance with FDA regulations. As with any drug candidates under development, there are significant risks in the development, regulatory approval, and commercialization of new products. There are no guarantees that future clinical trials discussed in this press release will be completed or successful, or that any product will receive regulatory approval for any indication or prove to be commercially successful. Hepion Pharmaceuticals does not undertake an obligation to update or revise any forward-looking statement. Investors should read the risk factors set forth in Hepion Pharmaceuticals’ Form 10-K for the year ended December 31, 2018 and other periodic reports filed with the Securities and Exchange Commission.

For further information, please contact:

Stephen Kilmer
Hepion Pharmaceuticals Investor Relations
Direct: (646) 274-3580
skilmer@hepionpharma.com